                                                                   EXHIBIT 10.26


                           ASSET PURCHASE AGREEMENT

                                 BY AND AMONG

                            HDA PARTS SYSTEM, INC.

                                      AND

                             CERTIFIED POWER, INC.


                                AUGUST 6, 1999

                               TABLE OF CONTENTS

                                                                                    Page
ARTICLE I.         PURCHASE AND SALE.............................................      1
     1.1     Estimated Purchase Price............................................      1
     1.2     Post-Closing Purchase Price Adjustment..............................      1
             (a)   Closing Balance Sheet.........................................      1
             (b)   Closing Balance Sheet Notice..................................      2
             (c)   Post-Closing Adjustment.......................................      2
     1.3     Transfer of Assets..................................................      3
     1.4     Assumption of Liabilities...........................................      3
     1.5     Excluded Liabilities................................................      3
     1.6     Allocation of Purchase Price........................................      4

ARTICLE II.        CLOSING.......................................................      5
     2.1     Closing.............................................................      5
     2.2     Conveyances at Closing..............................................      5
             (a)   Instruments and Possession....................................      5
             (b)   Assumption Document...........................................      6
             (c)   Form of Instruments...........................................      6
     2.3     Payment of Estimated Purchase Price.................................      6

ARTICLE III.       REPRESENTATIONS AND WARRANTIES OF CERTIFIED POWER.............      6
     3.1     Corporate Organization and Standing.................................      6
     3.2     Authorization.......................................................      6
     3.3     No Conflict or Violation............................................      7
     3.4     Assets..............................................................      7
     3.5     Financial Statements................................................      7
     3.6     Litigation..........................................................      8
     3.7     Licenses and Permits; Compliance with Laws..........................      8
     3.8     Tax Matters.........................................................      8
     3.9     Brokers, Finders....................................................      9
     3.10    Absence of Certain Changes..........................................      9
     3.11    Material Contracts..................................................     10
     3.12    Proprietary Rights..................................................     11
     3.13    Labor Matters.......................................................     12
     3.14    Consents............................................................     12
     3.15    Employee Benefit Plans..............................................     13
             (a)   Definitions...................................................     13
             (b)   Pension and Welfare Benefit Plans.............................     13
     3.16    Compliance with Environmental Laws..................................     14
             (a)   Definitions...................................................     14
             (b)   Notice of Violation...........................................     15
             (c)   Environmental Conditions......................................     15
             (d)   Environmental Audits or Assessments...........................     15
             (e)   Indemnification Agreements....................................     16

             (f)   Releases or Waivers...........................................     16
             (g)   Notices, Warnings and Records.................................     16
             (h)   Compliance....................................................     16
             (i)   Hazardous Material............................................     16
             (j)   Underground Storage Tanks.....................................     16
             (k)   Asbestos Containing Material..................................     16
             (l)   Liens.........................................................     16
     3.17    Certain Business Relationships with the Business....................     16
     3.18    Undisclosed Liabilities.............................................     16
     3.19    Insurance...........................................................     17
     3.20    Accounts Receivable.................................................     17
     3.21    Inventory...........................................................     17
     3.22    Payments............................................................     18
     3.23    Customers, Distributors and Suppliers...............................     18

ARTICLE IV.        REPRESENTATIONS AND WARRANTIES OF HDA.........................     18
     4.1     Corporate Organization and Standing.................................     18
     4.2     Authorization.......................................................     18
     4.3     No Conflict or Violation............................................     18
     4.4     Sufficient Funds....................................................     19
     4.5     Consents............................................................     19

ARTICLE V.         POST-CLOSING COVENANTS........................................     19
     5.1     Further Assurances..................................................     19
     5.2     Disclosures.........................................................     19
     5.3     Employee-Related Matters............................................     19
     5.4     Collection of Receivables...........................................     20

ARTICLE VI.        CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS BY HDA.........     20
     6.1     No Injunctive Proceedings...........................................     20
     6.2     Compliance Certificate..............................................     20
     6.3     Opinion of Counsel..................................................     20
     6.4     Ancillary Agreements................................................     20
     6.5     Consents, Etc.......................................................     21
     6.6     Nonforeign Affidavit................................................     21

ARTICLE VII.       CONDITIONS TO CONSUMMATION OF THETRANSACTIONS BY CERTIFIED
                   POWER.........................................................     21
     7.1     No Injunctive Proceedings...........................................     21
     7.2     Compliance Certificate..............................................     21
     7.3     Ancillary Agreements................................................     21
     7.4     Consents; Etc.......................................................     21

ARTICLE VIII.      ACTIONS BY THE PARTIES AFTER THE CLOSING; INDEMNIFICATION.....     22
     8.1     Assignability and Consents..........................................     22
     8.2     Trade Names.........................................................     22

     8.3     Indemnification by Certified Power..................................     22
     8.4     Indemnification by HDA..............................................     23
     8.5     Survival of Representations, Warranties and Covenants...............     23
     8.6     Threshold; Deductible; Maximum......................................     23
     8.7     Sole and Exclusive Remedy...........................................     23
     8.8     Notice and Opportunity to Defend....................................     24
     8.9     Indemnification Payments............................................     24

ARTICLE IX         MISCELLANEOUS.................................................     24
     9.1     Expenses............................................................     24
     9.2     Notices.............................................................     25
     9.3     Counterparts........................................................     26
     9.4     Entire Agreement....................................................     26
     9.5     Headings............................................................     26
     9.6     Assignment; Amendment of Agreement..................................     26
     9.7     Governing Law.......................................................     26
     9.8     Further Assurances..................................................     26
     9.9     No Third-Party Rights...............................................     27
     9.10    Non-Waiver..........................................................     27
     9.11    Severability........................................................     27
     9.12    Incorporation of Exhibits and Schedules.............................     27
     9.13    Knowledge...........................................................     27

ANNEX A..........................................................................    A-1

                           ASSET PURCHASE AGREEMENT

          THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of August 6, 1999, is entered into by and among HDA Parts System, Inc., an Alabama corporation ("HDA"), and Certified Power, Inc., a Minnesota corporation ("Certified Power"). HDA and Certified Power are referred to herein as each a "Party" and collectively, the "Parties."

                                   RECITALS

          WHEREAS, Certified Power owns certain Assets (as defined in Annex A) that are used or held for use in the "Business," as defined hereinafter. The term "Business" means the portion of the business of Certified Power based in Toledo, Ohio, consisting solely of that portion of the business of Certified Power that distributes and remanufactures the product lines identified on the attachment to Annex A as included in the Assets to the domestic Class 7 and Class 8 heavy duty truck market from such location based in Toledo, Ohio, but excluding the fluid power business of Certified Power; and

          WHEREAS, HDA desires to acquire the Assets, other than the Excluded Assets (as defined in Annex A);

                                   AGREEMENT

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Parties hereby agree as follows:

                                  ARTICLE I.
                               PURCHASE AND SALE

          1.1. Estimated Purchase Price. Upon the terms and subject to the
               ------------------------
conditions set forth herein, HDA will purchase from Certified Power the Assets for an aggregate purchase price (the "Estimated Purchase Price") of $6,415,000 in cash payable by wire transfer of immediately available funds to Certified Power.

          1.2. Post-Closing Purchase Price Adjustment.
               --------------------------------------

          (a)  Closing Balance Sheet. Certified Power will prepare at its
               ---------------------
expense a balance sheet of the Business dated the Closing Date (the "Closing Balance Sheet"), prepared from its books and records and prepared in accordance with generally accepted accounting principles ("GAAP"). Certified Power will also prepare a calculation, as of the Closing Date based on the Closing Balance Sheet, of Net Book Value ("Closing Net Book Value"), which calculation will be prepared in accordance with GAAP and on a basis consistent with the Net Book Value calculation reflected on Schedule 1.2 hereto. Certified Power will deliver such Closing Balance Sheet and such calculation to HDA within 30 days after the Closing. For the purpose of Certified Power's preparation of the Closing Balance Sheet and the calculation of Closing Net Book Value, HDA shall afford Certified Power and Certified Power's agents and representatives reasonable access to all books, records and work papers of the Business necessary for Certified Power's preparation of the Closing Balance Sheet and the calculation of Closing Net Book Value.

          (b)  Closing Balance Sheet Notice.
               ----------------------------

               (i) Within 15 days of the receipt of the Closing Balance Sheet and the calculation of Closing Net Book Value, HDA will deliver to Certified Power a written notice certifying that either (A) it agrees with such Closing Balance Sheet and calculation or (B) it disagrees with such Closing Balance Sheet and calculation, in which case HDA will also provide therewith a reasonably detailed written report stating the basis for disagreement with such Closing Balance Sheet and such calculation (the "Closing Balance Sheet Notice").

               (ii) If the Closing Balance Sheet Notice is not timely given as described in Section 1.2(b)(i), the Closing Balance Sheet and the calculation of Closing Net Book Value shall be final, binding and conclusive upon the Parties. If the Closing Balance Sheet Notice is properly given and Certified Power disagrees with such Closing Balance Sheet Notice, and if the disagreement is not resolved by mutual agreement between the Parties within 30 days following delivery of the Closing Balance Sheet Notice, such dispute will be resolved by a "Big 5" accounting firm ("BFAF"), other than PricewaterhouseCoopers LLP, selected by mutual agreement of HDA and Certified Power. The costs of resolving such a dispute shall be borne equally by HDA and Certified Power.

               (iii) Upon appointment of a BFAF, such BFAF in consultation with the Parties shall establish a schedule for resolution of the dispute that is reasonably calculated to result in a resolution as expeditiously as practicable, and in any event, no later than six months after the Closing Date. In resolving such dispute, the BFAF shall revise the Closing Balance Sheet and the calculation of Closing Net Book Value only with respect to the issues raised in the Closing Balance Sheet Notice and only to the extent necessary to make it conform to the practices, procedures and methods described in Section 1.2(a) above. The decision of the BFAF shall be final and binding on the Parties in the absence of manifest error.

          (c)  Post-Closing Adjustment. Within two business days after a final
               -----------------------
resolution by the BFAF of such disagreements as may arise out of the review of the Closing Balance Sheet in accordance with Section 1.2(b) above, and an appropriate adjustment to the Closing Balance Sheet and the calculation of Closing Net Book Value to reflect such resolution, or, if Section 1.2(b)(i)(A) or the first sentence of Section 1.2(b)(ii) applies, two business days after delivery of, or expiration of the period for delivering, the Closing Balance Sheet Notice (as applicable), the Estimated Purchase Price will be adjusted (as so adjusted, the "Purchase Price"). If Closing Net Book Value is less than $2,170,000, the difference and interest thereon will be due and payable to HDA by Certified Power; however, to the extent Closing Net Book Value is more than $2,270,000, the excess and interest thereon will be due and payable to Certified Power by HDA. Any amounts payable pursuant to this paragraph shall bear interest from the Closing Date through the date of payment at an annual rate equal to one month LIBOR as reported in The Wall Street Journal on the Closing Date.

          1.3. Transfer of Assets. Upon the terms and subject to the conditions
               ------------------
set forth herein, at the Closing, Certified Power will sell to HDA, and HDA will purchase from Certified

Power, the Assets, free and clear of all encumbrances other than Permitted Encumbrances (as defined in Section 3.4).

          1.4. Assumption of Liabilities. Upon the terms and subject to the
               -------------------------
conditions contained herein, at the Closing, HDA shall assume and shall thereafter pay, perform and discharge as and when due the liabilities and obligations of the Business arising out of accounts payable of the Business outstanding as of the Closing Date and calculated in a manner consistent with
Schedule 1.2 hereto, and only those liabilities and obligations, together with all liabilities and obligations arising out of the operation of the Business and the ownership of the Assets after the Closing Date (the "Assumed Liabilities").

          1.5. Excluded Liabilities. Notwithstanding any other provision of
               --------------------
this Agreement, except for the Assumed Liabilities, HDA shall not assume, or otherwise be responsible for, Certified Power's other liabilities or obligations, whether actual or contingent, matured or unmatured, liquidated or unliquidated, known or unknown, or related or unrelated to the Business or the Assets, whether arising out of occurrences prior to or at the Closing Date (such other liabilities and obligations, collectively, the "Excluded Liabilities"), which Excluded Liabilities include, without limitation:

          (a) All liabilities and obligations of Certified Power arising out of or related to any of the Excluded Assets;

          (b) All liabilities and obligations of Certified Power in respect of any costs arising out of or related to the sale and transfer of the Assets, including without limitation, all broker's or finder's fees and expenses and all fees and expenses of any attorneys and accountants of Certified Power;

          (c) All liabilities and obligations of Certified Power in respect of any Tax (as defined in Section 3.8) relating to the Business or the Assets attributable to any period ending on or before the Closing Date;

          (d) All liabilities and obligations to or in respect of any employees or former employees, agents or independent contractors of, or other persons providing services to, the Business that shall have been asserted on or prior to the Closing Date or are based on acts or omissions that occurred on or prior to the Closing Date, including, without limitation, (i) any employment, incentive or severance agreement, whether or not written, between Certified Power and any person, (ii) all liabilities under any Employee Benefit Plan (as defined in Section 3.15(a)) at any time maintained, contributed to or required to be contributed to by or with respect to Certified Power or under which Certified Power may incur liability, or any contributions, benefits or liabilities therefor, or any liability with respect to Certified Power's withdrawal or partial withdrawal from or termination of any Employee Benefit Plan and (iii) all claims of an unfair labor practice, or any claim under any state unemployment compensation or worker's compensation law or regulation or under any federal or state employment discrimination law or regulation;

          (e) All liabilities and obligations of Certified Power relating to any claim, suit, litigation, proceeding or investigation pending on the date hereof, or instituted hereafter, that is based in whole or in part on events or conditions occurring or existing in connection with, arising out of, resulting from or relating to, directly or indirectly, the operation of the Business prior to the Closing Date, or the ownership, possession, use or sale of the Assets prior to the Closing Date;

          (f) All liabilities and obligations of the Business arising out of or related to any indebtedness for borrowed money owing to Certified Power or any of its affiliates;

          (g) All claims, liabilities or obligations (including, without limitation, fines, penalties, punitive damages, legal fees and expenses and all other damages and losses), irrespective of the actual or alleged basis therefor, that is based in whole or in part on events or conditions occurring or existing prior to the Closing in connection with, arising out of, resulting from or relating to, directly or indirectly, (i) any applicable laws regulating or establishing quality criteria or standards for air, water, land, noise or industrial safety and health, providing for remediation of environmental conditions or otherwise relating to the environment, whether existing as of the date hereof or subsequently amended, enacted or promulgated, (ii) employee health and safety or (iii) compliance with any laws or regulations relating to any of the foregoing;

          (h) All liabilities and obligations arising from or relating to any injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising, in whole or in part, from defects in products sold or services performed by or on behalf of the Business or any other person or entity on or prior to the Closing Date (except for liabilities and obligations arising from any such portion of a claim (i) based upon breach of manufacturer's warranty or (ii) arising in connection with a defect in a product that was not manufactured, remanufactured or otherwise enhanced by the Business), or arising from any other cause, irrespective of the act and/or alleged basis therefor, that is based in whole or in part on events or conditions occurring or existing on or prior to the Closing Date, including without limitation any liabilities arising (on a date of occurrence basis or otherwise) relating to the use or misuse of equipment or to traffic accidents; and

          (i) Without limitation by the specific enumeration of the foregoing, any liabilities not expressly assumed by, or subject to indemnification obligations of, HDA.

          1.6. Allocation of Purchase Price. The sum of (a) the Purchase Price
               ----------------------------
(as adjusted pursuant to Section 1.2 hereof) plus (b) the Assumed Liabilities (collectively, the "Allocable Amount") represents the amount agreed upon by the Parties to be the aggregate consideration paid for the Assets, and shall be allocated among the Assets in accordance with a schedule (the "Allocation Schedule") to be agreed after the Closing Date by HDA and Certified Power. The allocations contained in that Allocation Schedule will, in general, be based and allocated in the following manner: (x) accounts payable will be based upon book value; (y) accounts receivable, fixed assets and inventory will be based upon net book value; and (z) the balance of the Purchase Price will be allocated to goodwill. Certified Power shall prepare and deliver the Allocation Schedule to HDA for its review and approval within 45 days after the period for making any adjustment to the Purchase Price expires (as provided in Section 1.2 hereof), and HDA shall deliver to Certified Power any proposed adjustment thereto within 30 days of its receipt of the Allocation Schedule. If HDA does not deliver to Certified Power proposed adjustments to the Allocation Schedule within such time, it shall be deemed to agree with the Allocation Schedule as prepared by Certified Power. In the event of any disagreement, HDA and Certified Power shall negotiate in good faith for a resolution of the allocation. If the disagreement is not resolved by mutual agreement between the Parties within 30 days following delivery by HDA of such proposal adjustments to the

Allocation Schedule, such dispute will be resolved by a BFAF, other than PricewaterhouseCoopers LLP, selected by mutual agreement of HDA and Certified Power. The costs of resolving such a dispute shall be borne equally by HDA and Certified Power. Upon appointment of a BFAF, such BFAF shall establish a schedule for resolution of the dispute that is reasonably calculated to result in a resolution as expeditiously as practicable, and in any event, no later than six months after the Closing Date. In resolving such dispute, the BFAF shall revise the Allocation Schedule only with respect to the issues raised in HDA's notice to Certified Power proposing adjustments to the Allocation Schedule. The decision of the BFAF shall be final and binding on the Parties in the absence of manifest error. The Allocation Schedule shall comply with the requirements of
Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder. HDA and Certified Power shall (i) report for all Tax purposes the purchase of the Assets in a manner consistent with the Allocation Schedule and in a manner consistent with all applicable rules and regulations; (ii) timely file a Form 8594 in accordance with the requirements of
Section 1060 of the Code and this Section 1.6; (iii) not assert, in connection with any Tax Return, Tax audit or similar proceedings, any allocation of the Allocable Amount that differs from that agreed to herein; and (iv) notify the other in the event any taxing authority is taking or proposing to take a position inconsistent with such allocation.

                                  ARTICLE II.
                                    CLOSING

          2.1. Closing. The Closing of the transactions contemplated herein
               -------
(the "Closing") shall be held at 10:00 a.m. local time on August 6, 1999 (the "Closing Date") at the offices of Jones, Day, Reavis & Pogue, 77 West Wacker, Chicago, Illinois 60601. The place of the Closing and the Closing Date may be varied by agreement among the Parties.

          2.2. Conveyances at Closing.
               ----------------------

          (a)  Instruments and Possession. To effect the sale and transfer of
               --------------------------
Assets referred to in Section 1.3 hereof, Certified Power will, at the Closing, execute and deliver to HDA:

               (i) one or more Bills of Sale, in the form attached hereto as Exhibit A, conveying in the aggregate all of the personal property owned by Certified Power included in the Assets;

               (ii) subject to Section 8.2, Assignments of Contract Rights in the form attached hereto as Exhibit B with respect to those contracts that HDA will assume;

               (iii) subject to Section 8.2, Assignments of Patents and Trademarks and other Proprietary Rights (including an assignment of all rights, title and interest of Certified Power to the name "The Toledo Clutch and Brake Service, Inc." and all variations thereof) each in the form attached hereto as Exhibit C, in recordable form to the extent necessary to assign such rights; and

               (iv) such other instruments as shall be reasonably requested by HDA to vest in HDA title in and to the Assets in accordance with the provisions hereof.

          (b)  Assumption Document. Upon the terms and subject to the conditions
               -------------------
set forth herein, at the Closing, HDA shall deliver to Certified Power an instrument of assumption substantially in the form attached hereto as Exhibit D, evidencing HDA's assumption of the Assumed Liabilities (the "Assumption Document").

          (c)  Form of Instruments. To the extent that a form of any document to
               -------------------
be delivered hereunder is not attached as an Exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to HDA and Certified Power.

          2.3. Payment of Estimated Purchase Price. At the Closing, HDA shall
               -----------------------------------
wire transfer the Estimated Cash Purchase Price in immediately available funds in the amount or amounts and to the bank account or accounts designated by Certified Power in writing (less $350,000 to be delivered to the Escrow Agent (as defined in Section 6.4) pursuant to Section 8.9 hereof).

                                 ARTICLE III.
               REPRESENTATIONS AND WARRANTIES OF CERTIFIED POWER

          Certified Power represents and warrants to HDA as follows, except as set forth in a disclosure schedule ("Schedule") attached hereto and made a part hereof, the number of each Schedule corresponding to the Section number to which it refers:

          3.1. Corporate Organization and Standing. Certified Power is a
               -----------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite corporate power and authority to own or lease the properties used in the Business and to carry on the Business as presently conducted. Certified Power is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the Business as now being conducted by it or the property owned or leased by it and used in the conduct of the Business makes such qualification necessary.

          3.2. Authorization. This Agreement and the Ancillary Agreements (as
               -------------
defined in Section 6.4) have been duly authorized, executed and delivered by Certified Power, and this Agreement and the Ancillary Agreements are the legal, valid and binding obligations of Certified Power, enforceable against it in accordance with their terms.

          3.3. No Conflict or Violation. Neither the execution and delivery of
               ------------------------
this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will (a) violate, conflict with or result in or constitute a default under or result in the termination or the acceleration of, or the creation in any party of any right (whether or not with notice or lapse of time or both) to declare a default, accelerate, terminate, modify or cancel any indenture, contract, lease, sublease, loan agreement, note or other obligation or liability ("Contract") to which Certified Power is a party or by which it is bound that is or will be assigned to HDA pursuant to
Section 2.2 above, (b) violate, conflict with or result in a breach of or constitute a default under any provision of the Certificate of Incorporation or Bylaws of Certified Power, (c) violate, conflict with or result in a breach of or constitute a default under any judgment, order, decree, rule or regulation of any court or governmental agency to which Certified Power or the Business is subject or (d) violate, conflict with or result in a breach of any applicable federal or state rule or regulation.

          3.4. Assets.  Certified Power has and will transfer to HDA
               ------
indefeasible title to the Assets, free and clear of any encumbrances, except for minor liens that in the aggregate are not substantial in amount, do not materially detract from the value of the Assets subject thereto or interfere with the present use and have not arisen other than in the ordinary course of business ("Permitted Encumbrances"). The delivery to HDA of the instruments of transfer contemplated hereby will vest indefeasible and exclusive title to the Assets in HDA, free and clear of all encumbrances of any kind other than Permitted Encumbrances. The Assets and the Excluded Assets constitute all of the assets necessary to conduct the Business in substantially the manner conducted by Certified Power as of the date of this Agreement. All inventory and fixed assets that are part of the Assets are in good operating condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business and conform in all material respects to all applicable regulations relating to their use and operation.

          3.5. Financial Statements.
               --------------------

          (a) The unaudited pro forma schedule of accounts receivable, inventory, fixed assets and accounts payable and pro forma income statement of the Business at and for the year ended December 31, 1998, were prepared in accordance with GAAP consistently applied and fairly present the financial condition and results of operations of the Business as of its date and for such period, except that such statements do not contain notes. There are no Assumed Liabilities of any nature, whether absolute, accrued, asserted or unasserted or contingent or whether due or to become due that should have been recorded or reserved for on such balance sheet and were not so recorded or reserved.

          (b) The unaudited pro forma schedule of accounts receivable, inventory, fixed assets and accounts payable and pro forma income statement of the Business at and for the five months ended May 31, 1999, were prepared in accordance with GAAP consistently applied and fairly present the financial condition and results of operations of the Business as of its date and for such period, except that such statements do not contain notes. There are no Assumed Liabilities of any nature, whether absolute, accrued, asserted or unasserted or contingent or whether due or to become due that should have been recorded or reserved for on such balance sheet and were not so recorded or reserved. Such statements are consistent with the financial statements described in Section 3.5(a).

          (c) Copies of the financial statements described in Sections 3.5(a) and (b) have been provided to HDA or its representatives and attached to
Schedule 3.5.

          3.6. Litigation.  There is no claim, action, suit, proceeding, or
               ----------
investigation pending or, to the knowledge of Certified Power, threatened against Certified Power or its directors, officers, agents or employees (in their capacity as such) relating to the Business, the Assets or any properties or rights of the Business or that are reasonably likely to adversely affect the Business, the Assets or the transactions contemplated hereby, other than claims or suits that are Excluded Liabilities. There are no orders, writs, injunctions or decrees currently in force against Certified Power or its directors, officers, agents or employees (in their capacity as such) with respect to the conduct of the Business.

          3.7. Licenses and Permits; Compliance with Laws.  Schedule 3.7 sets
               ------------------------------------------
forth a complete list of all licenses, franchises, permits, approvals and other governmental authorizations used in the conduct of the Business (collectively, "Licenses and Permits") and all pending applications therefor issued to Certified Power that are currently used by Certified Power. Certified Power owns, holds or possesses all Licenses and Permits necessary to entitle it to use the name "The Toledo Clutch and Brake Service, Inc.," own or lease, operate and use the Assets and to carry on and permit the continued lawful conduct of the Business. The Business is not being conducted in a manner that violates any of the terms or conditions under which any of the Licenses and Permits was granted. Certified Power has performed all obligations and satisfied all conditions required to be performed or satisfied by it to date with respect to the Business under, and is not in default in respect of, any of the Licenses and Permits and no event has occurred that, with due notice or lapse of time or both, would constitute such a default or permit the revocation or cancellation of any of the Licenses and Permits. There is no administrative or judicial proceeding to revoke, cancel or declare any of the Licenses and Permits invalid in any respect pending or, to the knowledge of Certified Power, threatened. Certified Power has provided HDA with a true, correct and complete copy of each of the Licenses and Permits.

          3.8. Tax Matters.  With respect to the Business or the Assets,
               -----------
Certified Power has duly and timely filed, or caused to be duly and timely filed, all Tax Returns required to be filed by it with the appropriate governmental authorities, or requests for extensions to file such Tax Returns have been timely filed and granted and have not expired. All Taxes owed by Certified Power relating to the Business or the Assets have been paid within the time and in the manner prescribed by law. Certified Power is not a party to any pending audit, action or proceeding, nor to the best of Certified Power's knowledge, is any such audit, action or proceeding contemplated or threatened, by any governmental authority for the assessment or collection of any Taxes of Certified Power relating to the Business or the Assets. There are no liens for Taxes (other than for current Taxes not yet due and payable) on the Assets.
Schedule 3.8 lists all state and local jurisdictions in which Certified Power has filed a Tax Return with respect to the Business or the Assets since July 31, 1997. All Taxes relating to the Business or the Assets that Certified Power is required by law to withhold or to collect have been withheld or collected and paid over to the proper governmental authorities or segregated and set aside for such payment. For the purposes of this Agreement, "Tax" or "Taxes" (including, with correlative meaning, the term "Taxable") means all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, alternative minimum, gains, transfer, documentary, stamp and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, in each case arising out of the Business or the Assets, and the term "Tax Returns" means all returns, reports, declarations, statements, elections, forms or other documents or information required to be filed with any governmental authority with respect to any Taxes.

          3.9. Brokers, Finders.  Certified Power has not retained any broker or
               ----------------
finder in connection with the transactions contemplated herein, and Certified Power is not obligated and has not agreed to pay any brokerage or finder's commission, fee or similar compensation.

          3.10. Absence of Certain Changes.
                --------------------------

          (a) Since January 1, 1999, Certified Power has conducted the Business in the ordinary course and there has not occurred with respect to the Business or the Assets any of the following:

                (i) any material adverse effect on the business, operations, assets, results of operations, financial condition or prospects of the Business ("Material Adverse Effect");

                (ii) any revaluation of the Assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable;

                (iii) any payment, discharge or satisfaction of any liabilities or obligations, other than in the ordinary course of business consistent with past practices;

                (iv) any (A) incurrence of liabilities, except liabilities incurred in the ordinary course of business consistent with past practices and borrowings under Certified Power's existing credit facilities for working capital purposes or (B) increase or change in any assumptions underlying or methods of calculating, any doubtful account contingency or other reserves;

                (v) any capital expenditure exceeding $5,000, the execution of any lease or the incurring of any obligation to make any capital expenditure or execute any lease other than in the ordinary course of business consistent with past practices;

                (vi) the failure to pay or satisfy when due any liability, except where the failure would not have a Material Adverse Effect;

                (vii) any Assets (whether real, personal or mixed, tangible or intangible) becoming subject to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind;

                (viii) the failure to carry on diligently the Business in the ordinary course in a manner consistent with past practices;

                (ix) (A) any cancellation or waiver of any material claims or rights of value, or any sale, lease, transfer, assignment, distribution or other disposition of any Assets, except for sales of finished goods inventory in the ordinary course of business, returns of product and sales of scrap in the ordinary course of business and sales of aged inventory in an aggregate amount not to exceed $3,000 per month, or (B) any disposal of any material Assets for any amount, including, without limitation, transactions between the Business and any affiliates of Certified Power;

                (x) any amendment, modification, cancellation or termination of any contract, commitment, agreement, lease, transaction or Permit relating to the Assets or the Business or entry into any contract, commitment, agreement, lease, transaction or Permit that is not in the ordinary course of business;

                (xi) any bonus or distribution paid or promised, any increase in the base compensation, or other payment or loan to any officer or employee of the Business, whether now or hereafter payable or granted, or entry into or variation of the terms of any employment, incentive or severance agreement with any such person;

                (xii) an adverse change in employee relations that has or is reasonably likely to have an adverse effect on the productivity, financial condition, results of operations or the Business or the relationships between the employees of the Business and the management of the Business;

                (xiii) any change in any method of accounting or keeping books of account or accounting practices;

                (xiv) any material damage, destruction or loss of any Asset, whether or not covered by insurance;

                (xv) the adoption of any plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of Certified Power or the Business;

                (xvi) the existence of any other event or condition that, in any one case or in the aggregate, has had or reasonably is expected to have a Material Adverse Effect; or

                (xvii) an agreement to do any of the things described in the preceding clauses (i) - (xvi) other than as expressly provided for herein.

          3.11. Material Contracts.  Schedule 3.11 attached hereto sets forth a
                ------------------
complete and correct list of all the Material Contracts to which Certified Power is a party that relate to the Business. As used in this Agreement, "Material Contracts:"

          (a) all contracts in excess of $5,000 not made in the ordinary course of business;

          (b) all leases or other agreements under which Certified Power is a lessor or lessee of any Real Property or any machinery, equipment, vehicle or other tangible personal property owned by a third party and used in the Business, which entail annual payments, in the case of any such lease or agreement, in excess of $5,000;

          (c) all options with respect to any property, real or personal, whether Certified Power is the grantor or grantee thereunder;

          (d) all distribution, franchise, license, technical assistance, sales, commission, consulting, agency or advertising contracts related to the Assets or the Business and that are not cancelable, without payment of any kind, on 30 calendar days' notice;

          (e) all mortgages, indentures, security agreements, pledges, notes, loan agreements or guaranties made by Certified Power in a principal amount (or with maximum availability) in excess of $5,000;

          (f) all contracts and agreements to which Certified Power is a party and that are (i) outstanding contracts with employees listed on the employee list attached to Schedule 3.11 and non-employee agents, consultants, advisors, sales personnel, sales representatives, distributors, sales agents or dealers other than contracts that by their terms are cancelable by Certified Power with notice of not more than 30 days and without cancellation penalties or severance payments, in the case of any such contract, in excess of $2,500; and (ii) all collective bargaining agreements of Certified Power;

          (g) any covenant not to compete or similar restriction on the Business;

          (h) any contract with the United States, state or local government or any agency or department thereof, involving expenditures or liabilities in excess of $5,000; or

          (i) any contract or agreement providing for the receipt or payment (whether the obligations are fixed or contingent) of $5,000 or more after the date of this Agreement relating to the Business or the Assets, including, without limitation, agreements calling for penalties or payments upon voluntary termination or withdrawal by Certified Power.

Certified Power has furnished to HDA or its representatives true and correct copies of all Material Contracts, including all amendments and supplements thereto.

          3.12. Proprietary Rights.
                ------------------

          (a) Schedule 3.12 lists the material patents, trademarks (whether registered or unregistered), service marks, trade names, service names, brand names, logos and copyrights (collectively, the "Proprietary Rights") used in the Business. Schedule 3.12 also sets forth: (i) for each such patent, the number, normal expiration date and subject matter for each country in which such patent has been issued, or, if applicable, the application number, date of filing and subject matter for each country, (ii) for each such trademark, the application serial number or registration number, the class of goods covered and the expiration date for each country in which a trademark has been registered and
(iii) for each such copyright, the number and date of filing for each country in which a copyright has been filed. The Proprietary Rights listed in Schedule
3.12 are all those used by Certified Power in connection with the Business or the Assets. True and correct copies of all such patents (including all pending applications) owned, controlled, created or used by or on behalf of the Business or in which Certified Power has any interest whatsoever have been provided to HDA or its representatives.

          (b) Certified Power does not have any obligation to compensate any person for the use of any such Proprietary Rights. Certified Power has not granted to any person any license, option or other rights to use in any manner any of Proprietary Rights, whether requiring the payment of royalties or not.

          (c) Certified Power owns or has a valid right to use each of the Proprietary Rights, and the Proprietary Rights will not cease to be valid rights by reason of the execution, delivery and performance of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby. All of the pending patent applications have been duly filed. Certified Power has not received any notice of invalidity or infringement of any rights of others with respect to such trademarks. Certified Power has taken all reasonable and prudent steps to protect the Proprietary Rights from infringement by any other person. To the best of Certified Power's knowledge, no other person (i) has the right to use any trademarks of the Business that are included in the Assets on the goods on which they are now being used either in identical form or in such near resemblance thereto as to be likely, when applied to the goods of any such person, to cause confusion with such trademarks or to cause a mistake or to deceive, (ii) has notified Certified Power that it is claiming any ownership of or right to use such Proprietary Rights, or (iii) to the best knowledge of Certified Power, is infringing upon any such Proprietary Rights in anyway. To the best of Certified Power's knowledge, Certified Power's use of any Proprietary Rights does not conflict with, infringe upon or otherwise violate the valid rights of any third party in or to such Proprietary Rights, and no Action has been instituted against or notices received by Certified Power that are presently outstanding, alleging that Certified Power's use of the Proprietary Rights infringes upon or otherwise violates any rights of a third party in or to such Proprietary Rights. There are not, and, to the best of Certified Power's knowledge, after the Closing there will not be, any material restrictions on Certified Power's right to sell products manufactured in connection with the operation of the Business.

          3.13. Labor Matters.  Certified Power is not a party to any labor
                -------------
agreement with respect to the employees of the Business with any labor organization, union, group or association, and there are no employee unions (or any other similar labor or employee organizations) under local statutes, custom or practice. Certified Power has not experienced any attempt within the past five years by organized labor or its representatives to make it conform to demands of organized labor relating to the employees of the Business enter into a binding agreement with organized labor that would cover the employees of the Business. There is no labor strike or labor disturbance pending or, to the best knowledge of Certified Power, threatened against the Business, nor is any grievance currently being asserted, and the Business has not experienced a work stoppage or other labor difficulty in the past five years, and is not and has not engaged in any unfair labor practice. Without limiting the foregoing, the Business is in compliance with the Immigration Reform and Control Act of 1986 and maintains a current Form I-9 as required by such Act, in the personnel file of each employee of the Business hired after November 9, 1986.

          3.14. Consents.  No consent, approval, authorization, order, filing,
                --------
registration or qualification of or with any court, governmental authority or third person is required to be made or obtained by Certified Power in connection with the execution and delivery of this Agreement, the Ancillary Agreements or the consummation by Certified Power of the transactions contemplated herein and therein.

          3.15. Employee Benefit Plans.
                ----------------------

          (a)   Definitions.  The following terms, when used in this Section
                -----------
3.15, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or plural depending on the reference.

                (i) "Employee Benefit Plans" means (A) any and all severance or employment agreements with any current or former member of management or other employee providing services to or employed in the Business; (B) any and all severance programs or policies applicable to any such personnel;
     (C) any and all plans or arrangements relating to any current or former member of management or other employee providing services to or employed in the Business containing change in control provisions; (D) any agreements, plans, policies or arrangements (including, without limitation, collective bargaining agreements or consulting agreements) established, maintained or contributed to or by Certified Power for the benefit of any current or former employee providing services to or employed in the Business, including bonus, incentive compensation, stock ownership, stock option, stock appreciation, stock purchase, phantom stock, vacation, retirement, insurance, severance, supplemental unemployment, disability, death benefit, hospitalization, medical, workers compensation, pension, profit-sharing or deferred compensation plans; or any employee welfare and employee pension benefit plans (as such terms are defined in Sections 3(1) and 3(2), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); and

                (ii) "Terminated Employee Benefit Plans" means all plans that would be Employee Benefit Plans, except that they have been terminated on or before the date hereof.

          (b)   Pension and Welfare Benefit Plans.  With respect to the Employee
                ---------------------------------
Benefit Plans and Terminated Employee Benefit Plans:

                (i) each of the ERISA Plans (which term shall have the meaning set forth in Section 3(3) of the ERISA with respect to employee benefit plans maintained or contributed to by Certified Power that currently cover employees of the Business and are subject to ERISA) that is intended to be qualified pursuant to Code (S) 401(a) and Code (S) 501(a) has received a determination letter from the IRS covering the Tax Reform Act of 1986, as amended, that such ERISA Plans are so qualified and each trust established in connection with any such plan is exempt from federal income taxation and nothing (either in form or operation) has since occurred from the date of the last favorable determination letter to cause the loss of such ERISA Plans' or trusts' qualification;

                (ii) no Employee Benefit Plan is (A) a "defined benefit" plan (as defined in Section 3(35) of ERISA, nor was any Terminated Employee Benefit Plan such a "defined benefit" plan, (B) a "multiemployer plan" within the meaning of Section 3(37) of ERISA, (C) a "multiple employer" or a "multiple employer welfare arrangement" within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA, respectively, or (D) a "welfare benefit fund" as defined in Section 419(e) of the Code; and

                (iii) no Employee Benefit Plan provides medical, life or other welfare benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than coverage mandated by applicable law). With respect to any contract or arrangement with an insurance company providing funding under any Employee Benefit Plan, there is no material liability for any retroactive rate adjustment. Each Employee Benefit Plan that is a "group health plan," as defined in Section 5000 of the Code has been operated in accordance with
     Section 4980B of the Code, Section 9801 and the secondary payor requirements of Section 1862(b) of the Social Security Act.

          3.16. Compliance with Environmental Laws.
                ----------------------------------

          (a)   Definitions.  The following terms, when used in this Section
                -----------
3.16, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

                (i) "Company" for the purposes of this Section 3.16, shall include (A) Certified Power and (B) all predecessor or former corporations, partnerships, joint ventures, organizations, businesses or other entities, whether in existence as of the date hereof or at any time prior to the date hereof, the assets or obligations of which have been acquired or assumed by Certified Power or to which Certified Power has succeeded.

                (ii) "Release" shall mean and include any existing or previously existing spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment or the workplace of any Hazardous Substance or otherwise as defined in any Environmental Law.

                (iii) "Hazardous Substance" shall mean any pollutant, contaminant, chemical, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including, without limitation, any quantity of asbestos in any form, urea formaldehyde, PCB's, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance or material, pesticide waste waters, sludges, slag and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Laws.

                (iv) "Environmental Laws" shall mean all laws, statutes, regulations, rules, ordinances, by-laws, orders or determinations of any governmental or judicial authority at the federal, state or local level, whether existing as of the date hereof, previously enforced or subsequently enacted that, regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of Hazardous Substances or otherwise dangerous substances, wastes, pollution or materials (whether, gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including, without limitation, protection of the health and safety of employees. Environmental Laws shall include, without limitation, the Federal Insecticide, Fungicide and Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act and the Hazardous Materials Transportation Act.

                (v) "Environmental Conditions" means the introduction into the environment, whether or not yet discovered, of any Hazardous Substance (whether or not upon the Facility or other property and whether or not such pollution constituted at the time thereof a violation of any Environmental Law as a result of any Release of any kind whatsoever of any Hazardous Substance) as a result of which the Company has or may become liable to any person or by reason of which the Facility may suffer or be subjected to any lien or as a result of which the Company or HDA could incur any damage, loss, cost, expense, claim, demand, order or liability to a third party (including, without limitation, any governmental authority).

          (b) Notice of Violation.  The Company has not received any notice of
              -------------------
alleged, actual or potential responsibility for, or any inquiry concerning, and knows of no investigation regarding, (i) any Release or threatened Release of any Hazardous Substance at the Facility or (ii) an alleged violation of or non-compliance with the conditions of any Permit required under any Environmental Law or the provisions of any Environmental Law at the Facility. The Company has not received written notice of any other claim, demand or Action by any individual or entity alleging any actual or threatened injury or damage to any person, property, natural resource or the environment arising from or relating to any Release or threatened Release of any Hazardous Substances at, on, under, in, to or from the Facility.

          (c) Environmental Conditions.  There are no present or past
              ------------------------
Environmental Conditions at the real property that is owned by Certified Power used in connection with the Business (the "Facility").

          (d) Environmental Audits or Assessments.  True, complete and correct
              -----------------------------------
copies of the written reports, and all parts thereof, including any drafts of such reports that are in the possession or control of the Company, of all environmental audits or assessments which have been conducted at the Facility within the past five years, either by the Company or any attorney, environmental consultant or engineer engaged for such purpose, have been delivered to HDA or its representatives and a list of all such reports, audits and assessments and any other similar report, audit or assessment of which the Company has knowledge is included in Schedule 3.16 hereto.

          (e) Indemnification Agreements.  The Company is not a party, whether
              --------------------------
as a direct signatory or as successor, assign or third party beneficiary, or otherwise bound, to any lease or other contract (excluding insurance policies disclosed on Schedule 3.19 and loan agreements listed on Schedule 3.16) under which any lessee of the Facility is obligated by or entitled to the benefits of directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning Environmental Conditions.

          (f) Releases or Waivers.  The Company has not released any other
              -------------------
person from any claim under any Environmental Law with respect to the Facility or waived any rights concerning any Environmental Condition with respect to the Facility.

          (g) Notices, Warnings and Records.  To the best of Certified Power's
              -----------------------------
knowledge, the Company has given all notices and warnings, made all reports, and has kept and maintained all records required by and in compliance with all Environmental Laws with respect to the Facility.

          (h) Compliance.  To the best of Certified Power's knowledge, the
          --- ----------
Company has not ever violated any Environmental Laws at the Facility. The Company is presently in compliance with all Environmental Laws at the Facility.

          (i) Hazardous Material.  To the best of Certified Power's knowledge,
              ------------------
the Company has not generated, manufactured, refined, transported, treated, disposed, stored, handled, transferred, produced or processed any Hazardous Material at the Facility in violation of Environmental Laws.

          (j) Underground Storage Tanks.  There are no underground storage
              -------------------------
tanks at the Facility.

          (k)   Asbestos Containing Material.  There is no asbestos containing
                ----------------------------
material at the Facility that is in a condition that would require abatement.

          (l)   Liens.  No lien has been imposed on the Facility pursuant to any
                -----
Environmental Law and the Company has not taken any actions that would result in the imposition of a lien on any Facility.

          1.17. Certain Business Relationships with the Business.  No affiliate
                ------------------------------------------------
(as such term is defined in the Securities Act of 1933) of Certified Power is a supplier, customer or creditor of the Business or (b) has any direct or indirect interest in any asset or property used by the Business or any property, real or personal, tangible or intangible, that is necessary or desirable for the conduct of the Business.

          1.18. Undisclosed Liabilities.  The Business has no liabilities or
                -----------------------
obligations, whether accrued, absolute, contingent or otherwise except (a) to the extent reflected or reserved for on the balance sheet of the Business at December 31, 1998, (b) liabilities or obligations incurred in the normal and ordinary course of business of the Business since December 31, 1998, (c) liabilities or obligations disclosed in Schedule 3.18 hereto and in the other Schedules attached hereto or (d) liabilities or obligations disclosed elsewhere in this Agreement.

          1.19. Insurance.  Schedule 3.19 contains a complete and accurate list
                ---------
of all policies or binders of fire, liability, title, worker's compensation, product liability and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided, loss experience history by line of coverage) maintained by Certified Power on (a) the Business, (b) the Assets or (c) officers, consultants or employees providing services to or employed in the Business at any time since December 31, 1996.
All insurance coverage applicable to the Business or the Assets is in effect, insures Certified Power in reasonably sufficient amounts against all risks usually insured against by persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located, provides coverage as may be required by applicable regulation and by any and all contracts to which the Business is a party and has been issued by insurers of recognized responsibility. To Certified Power's knowledge, there is no default under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion. There are no outstanding unpaid premiums except in the ordinary course of business and no notice of cancellation or nonrenewal of any such coverage has been received.
All products liability, general liability and workers' compensation insurance policies maintained by Certified Power with respect to the Business have been occurrence policies and not claims made policies. There are no outstanding performance bonds covering or issued for the benefit of the Business. No insurer has advised Certified Power that it intends to reduce coverage, increase premiums or fail to renew existing policy or binder.

          1.20. Accounts Receivable.  The accounts receivable set forth on the
                -------------------
balance sheet of the Business at December 31, 1998, and all accounts receivable arising since the date of such balance sheet, represent bona fide claims of the Business against debtors for sales, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, contracts or customer requirements. Said accounts receivable are subject to no valid defenses, counterclaims or rights of setoff and are fully collectible in the ordinary course of business without cost in collection efforts therefor, except to the extent of the appropriate reserves for bad debts on accounts receivable as set forth on the balance sheet of the Business at December 31, 1998 and, in the case of accounts receivable arising since the date of such balance sheet, to the extent of a reasonable reserve rate for bad debts on accounts receivable which is not greater than the rate reflected by the reserve for bad debts on such balance sheet.

          1.21. Inventory.  Schedule 3.21 contains a complete and accurate list
                ---------
of the addresses at which all inventory set forth on the balance sheet of the Business at December 31, 1998 or arising since such date is located. The inventory as set forth on the Balance Sheets or arising since the date of such balance sheet was acquired and has been maintained in accordance with the regular business practices of the Business, consists of items of a quality and quantity usable or salable in the ordinary course of business and is valued at the lower of cost or market on an average cost basis with a LIFO reserve. None of such inventory is obsolete, unusable, damaged or unsalable in the ordinary course of business, except for items of inventory that have been written down to realizable market value, or for which adequate reserves have been provided in that balance sheet.

          1.22. Payments.  Certified Power has not, directly or indirectly, paid
                --------
or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, client, customer, supplier, government official or other party, in the United States or any other country, which is in any manner related to the Business, which is, or may be with the passage of time or discovery, illegal under any federal, state or local laws of the United States (including, without limitation, the U.S. Foreign Corrupt Practices' Act) or any other country having jurisdiction. Certified Power has not participated, directly or indirectly, in any boycotts or other similar practices affecting any of the actual or potential customers of the Business.

          1.23. Customers, Distributors and Suppliers.  Schedule 3.23 sets forth
                -------------------------------------
a complete and accurate list of the names and addresses of the ten largest (a) (in terms of dollar volume) customers and other agents and representatives of the Business during the year ended December 31, 1998, showing the approximate total sales in dollars by the Business to such customer during such fiscal year; and (b) suppliers to the Business during the year ended December 31, 1998, showing the approximate total purchases in dollars by the Business from such supplier during such fiscal year. Since January 1, 1999, there has been no material adverse change in the business relationship of the Business with any customer or supplier named on Schedule 3.23. Certified Power has not received any communication from any customer, distributor or supplier named on Schedule
3.23 of any intention to terminate or materially reduce purchases from or supplies to the Business.

                                  ARTICLE IV.
                     REPRESENTATIONS AND WARRANTIES OF HDA

          HDA represents and warrants to Certified Power as follows:

          4.1.  Corporate Organization and Standing.  HDA is a corporation duly
                -----------------------------------
organized, validly existing and in good standing under the laws of the State of Alabama and has all requisite corporate power and authority to execute and deliver this Agreement, the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.

          4.2.  Authorization.  This Agreement has been, and the Ancillary
                -------------
Agreements will be, duly authorized, executed and delivered by HDA, and this Agreement is, and the Ancillary Agreements will be, the legal, valid and binding obligation of HDA, enforceable against HDA in accordance with their terms.

          4.3.  No Conflict or Violation.  Neither the execution and delivery of
                ------------------------
this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will (a) violate, conflict with or result in or constitute a default under or result in the termination or the acceleration of, or the creation in any party of any right (whether or not with notice or lapse of time or both) to declare a default, accelerate, terminate, modify or cancel any Contract to which HDA is a party or by which it is bound or to which its assets are subject or result in the creation of any lien or encumbrance upon any of said assets, (b) violate, conflict with or result in a breach of or constitute a default under any provision of its Articles of Incorporation or Bylaws, (c) violate, conflict with or result in a breach of or constitute a default under any judgment, order, decree, rule or regulation of any court or governmental agency to which HDA is subject or (d) violate, conflict with or result in a breach of any applicable federal or state rule or regulation.

          4.4.  Sufficient Funds.  HDA has sufficient funds available (though
                ----------------
existing credit arrangements or otherwise) to pay the Estimated Purchase Price, assume the Assumed Liabilities and otherwise perform its obligations under this Agreement and the Ancillary Agreements.

          4.5.  Consents.  No consent, approval, authorization, order, filing,
                --------
registration or qualification of or with any court, governmental authority or third party is required to be made or obtained by HDA in connection with the execution and delivery of this Agreement, the Ancillary Agreements or the consummation by HDA of the transactions contemplated herein and therein.

                                   ARTICLE V.
                             POST-CLOSING COVENANTS

          Certified Power and HDA each covenant with the other as follows:

          5.1.  Further Assurances.  Upon the terms set forth herein, the
                ------------------
Parties agree, after the Closing, to (a) execute any documents, instruments or conveyances of any kind that may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder and (b) cooperate with each other in connection with the foregoing (including, without limitation, any document necessary to convey title to HDA in and to any tangible properties, real property improvements and personal property that are defined as Excluded Assets in Annex A to this Agreement but that HDA can demonstrate are material to and used in the Business and are not primarily used by Certified Power in businesses other than the Business).

          5.2.  Disclosures.  Except as required by law or stock exchange or
                -----------
Nasdaq regulations, neither Party, without the prior written consent of the other Party, will make any press release or any similar public announcement concerning the transactions contemplated hereby.

          5.3. Employee-Related Matters.
               ------------------------

          (a) Nothing herein is intended to confer upon any employee of Certified Power any rights of any kind whatsoever under or by reason of this Agreement, including, without limitation, any rights to or of employment for a specified period or any other form of employment security. HDA shall not assume any obligation or liability for employment practices or policies maintained by Certified Power with respect to Certified Power's employees. Except as otherwise provided herein, HDA shall have no obligation or liability nor incur any cost or expense with respect to any claims, whether arising before or after the Closing, by any employee or former employee of Certified Power arising by reason of the sale or purchase of the Assets pursuant to this Agreement or by reason of such employee or former employee's employment, or the termination of his or her employment, by Certified Power. Without limiting the foregoing, any severance obligation arising by reason of the sale of the Assets by Certified Power pursuant to this Agreement shall remain the sole liability of Certified Power.

          (b) Certified Power shall (i) offer to all employees of the Business at the time of the Closing the right to continue their coverage under Certified Power's group health plan(s) (as defined in Section 5000(b)(1) of the Code), such offers to be made in accordance with the continuation coverage requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code ("COBRA Continuation Coverage"), and (ii) provide COBRA Continuation Coverage to any former employee of the Business (or eligible spouse or dependent of such person) who became eligible for such COBRA continuation coverage as of or at any time prior to Closing. Certified Power agrees that it shall continue in effect on and after Closing for the maximum required period under ERISA Section 602(2) (but without regard to ERISA Section 602(2)(B)) a group health plan or individual medical insurance, plan, policy or arrangement for the purpose of providing medical benefits to any employee (or eligible spouse or dependent of such employee) who is eligible to elect COBRA Continuation Coverage pursuant to the preceding sentence.

          5.4. Collection of Receivables.  At the Closing, HDA will acquire
               -------------------------
hereunder the right and authority to collect all receivables that constitute a part of the Assets. Notwithstanding the foregoing, for a period of six months following the Closing, Certified Power shall (a) use reasonable collection efforts, consistent with its normal business practices, to collect payments in respect of such receivables and (b) once every two calendar weeks, after receipt of any payment in respect of any of the foregoing, properly endorse and deliver to HDA any letters of documents, cash or checks or other consideration received on account of or otherwise relating to any such receivables. Any amounts in respect of any of the foregoing that have not been collected by the six month anniversary of the Closing Date shall be deemed to be uncollectible for purposes of Section 3.20 of this Agreement.

                                  ARTICLE VI.
             CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS BY HDA

          The obligations of HDA under this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions:

          6.1. No Injunctive Proceedings.  No preliminary or permanent
               -------------------------
injunction or other order (including a temporary restraining order) of any state or federal court or other governmental agency that prevents the consummation of the transactions that are the subject of this Agreement shall have been issued and remain in effect.

          6.2. Compliance Certificate.  Certified Power shall have delivered to
               ----------------------
HDA or its representatives a certificate, dated the Closing Date, executed on its behalf by its President or a Vice President, stating that all representations and warranties of Certified Power contained in this Agreement that relate to the transactions contemplated by this Agreement are true and correct in all material respects as of the Closing Date.

          6.3. Opinion of Counsel.  HDA shall have received the opinion of
               ------------------
Patton Boggs LLP, counsel for Certified Power, in the form set forth in Schedule
6.3 hereto.

          6.4. Ancillary Agreements.  The following agreements (the "Ancillary
               --------------------
Agreements") shall have been executed and delivered by all parties thereto other than HDA: (a) an escrow agreement (the "Escrow Agreement") by and among HDA, Certified Power and Chase Manhattan Bank and Trust Company, National Association, as "Escrow Agent," substantially in the form attached hereto as Exhibit E; (b) a lease (the "Lease") between HDA and Certified Power, for the property located at 220 Indiana Avenue, Toledo, Ohio, substantially in the form attached hereto as Exhibit F; (c) a transition services agreement between HDA and Certified Power, substantially in the form attached hereto as Exhibit G, providing for maintenance by Certified Power of certain computer services after the Closing for the benefit of HDA; (d) a noncompetition agreement between HDA and Certified Power, substantially in the form attached hereto as Exhibit H; and
(e) a trademark license agreement between HDA and Certified Power, substantially in the form attached hereto as Exhibit I.

          6.5. Consents, Etc.  All authorizations, consents or approvals of any
               -------------
and all third parties and governmental regulatory authorities necessary to be obtained prior to the Closing in connection with the consummation of the Closing shall have been obtained and be in full force and effect, except where a failure to obtain an authorization, consent or approval is a result of a breach by HDA. Certified Power shall deliver all Licenses and Permits and any other third party consents required for the valid transfer of the Assets as contemplated by this Agreement.

          6.6. Nonforeign Affidavit.  Certified Power shall furnish to HDA an
               --------------------
affidavit, stating, under penalty of perjury, its United States taxpayer identification number and that it is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

                                 ARTICLE VII.
                       CONDITIONS TO CONSUMMATION OF THE
                        TRANSACTIONS BY CERTIFIED POWER

          The obligations of Certified Power under this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions, any one or more of which may be waived by Certified Power:

          7.1. No Injunctive Proceedings.  No preliminary or permanent
               -------------------------
injunction or other order (including a temporary restraining order) of any state or federal court or other governmental agency that prevents the consummation of the transactions that are the subject of this Agreement shall have been issued and remain in effect.

          7.2. Compliance Certificate.  HDA shall have delivered to Certified
               ----------------------
Power or its representatives a certificate, dated the Closing Date, executed on its behalf by its President or a Vice President, stating that all representations and warranties of HDA contained in this Agreement that relate to the transactions contemplated by this Agreement are true and correct in all material respects as of the Closing Date.

          7.3. Ancillary Agreements.  The Ancillary Agreements shall have been
               --------------------
duly executed and delivered by HDA.

          7.4. Consents; Etc.  All authorizations, consents or approvals of any
               -------------
and all third parties and governmental regulatory authorities necessary to be obtained prior to the Closing in connection with the consummation of the Closing shall have been obtained and be in full force and effect, except where a failure to obtain an authorization, consent or approval is a result of a breach by Certified Power.

                                 ARTICLE VIII.
           ACTIONS BY THE PARTIES AFTER THE CLOSING; INDEMNIFICATION

          8.1. Assignability and Consents.  Notwithstanding anything to the
               --------------------------
contrary in this Agreement, this Agreement shall not constitute an agreement to assign any order, contract, agreement, lease, commitment, license, franchise, permit, authorization or concession (collectively, the "Assigned Agreements") if an attempted assignment thereof, without the consent of another party thereto or any governmental authority, would constitute a breach of any such Assigned Agreement or in any way affect the rights of Certified Power thereunder. Certified Power and HDA shall use reasonable efforts to obtain all consents, novations and waivers and to resolve all impracticalities of assignments, novations or transfers necessary to convey the Assigned Agreements to HDA at the earliest practicable date. If such consents, novations or waivers are not obtained, or if an attempted assignment would be ineffective, Certified Power shall use its reasonable efforts to provide to HDA the benefits of any such Assigned Agreement, shall enforce, at HDA's request and for HDA's account, any rights of Certified Power under such Assigned Agreement (including the right to elect, renew, extend or terminate) and shall promptly pay to HDA when received all monies received by Certified Power under such Assigned Agreement. To the extent HDA is provided the benefit of any such Assigned Agreement, HDA shall perform or discharge, on behalf of Certified Power, Certified Power's obligations and liabilities under each such Assigned Agreement in accordance with the provisions thereof. This Section 8.1 shall not be construed to require HDA to assume any additional liability hereunder or to perform under or assume any obligations with respect to the Assigned Agreements in excess of those currently required by such Assigned Agreements. Certified Power shall use its reasonable efforts to ensure that all contracts entered into by Certified Power after the date hereof that relate to the Business or the Assets are assignable to HDA without the consent of the other party thereto.

          8.2. Trade Names.  Certified Power shall, and shall cause its
               -----------
affiliates to, as soon as reasonably practicable following the Closing Date, cease to use any trade names, trademarks, services marks, logos, designs or similar rights and interests included in the Assets, including the name "The Toledo Clutch and Brake Service, Inc." or any abbreviation or variation thereof (the "Acquired Name"), in the operation of their business, including on any plant, building or equipment or any stationery, business form, packaging, container, sign or other property (real or personal) included in the Excluded Assets.

          8.3. Indemnification by Certified Power.  Subject to the provisions of
               ----------------------------------
this Article VIII, Certified Power agrees to indemnify, defend and hold HDA and its affiliates, stockholders, subsidiaries, officers, directors, employees, agents, successors and assigns, (such indemnified persons are collectively hereinafter referred to as "HDA Indemnified Persons"), harmless from and against any and all loss, liability, damage or deficiency (including interest, penalties, judgments, costs of preparation and investigation, and reasonable attorneys' fees) (collectively, "Losses") that any HDA Indemnified Person may suffer, sustain, incur or become subject to arising out of or due to: (a) the Excluded Liabilities or the Excluded Assets; (b) the nonfulfillment of any covenant, undertaking, agreement or other obligation of Certified Power under this Agreement, any Schedule hereto or any Ancillary Agreement, not otherwise waived by HDA; (c) any inaccuracy of any representation of Certified Power in this Agreement, any Schedule hereto or any Ancillary Agreement; or (d) the breach of any warranty of Certified Power in this Agreement, any Schedule hereto or any Ancillary Agreement. "Losses" as used in this Article VIII is not limited to matters asserted by third parties, but includes Losses incurred or sustained in the absence of third party claims. Payment is not a condition precedent to recovery of indemnification for Losses. Certified Power shall not be liable for indemnification with respect to any matter to the extent such matter results in a purchase price adjustment pursuant to Section 1.2 above to the extent of such purchase price adjustment, regardless of whether or not such matter constitutes a breach of any representation or warranty of Certified Power as stated in this Agreement.

          8.4. Indemnification by HDA.  Subject to the provisions of this
               ----------------------
Article VIII, HDA agrees to indemnify, defend and hold Certified Power and its affiliates, stockholders, subsidiaries, officers, directors, employees, agents, successors and assigns (such persons are hereinafter collectively referred to as "Certified Power Indemnified Persons"), harmless from and against any and all Losses that Certified Power Indemnified Persons may suffer, sustain, incur or become subject to arising out of or due to: (a) the Assumed Liabilities or the Assets; (b) the nonfulfillment of any covenant, undertaking, agreement or other obligation of HDA under this Agreement, any Schedule hereto or any Ancillary Agreement, not otherwise waived by Certified Power; (c) any inaccuracy of any representation of HDA in this Agreement, in any Schedule hereto or any Ancillary Agreement; or (d) the breach of any warranty of HDA in this Agreement or any Schedule hereto. Payment is not a condition precedent to recovery of indemnification for Losses.

          8.5. Survival of Representations, Warranties and Covenants.  The
               -----------------------------------------------------
several representations, warranties and covenants of the Parties contained in this Agreement or in any document delivered pursuant hereto and the Parties' right to indemnity in accordance with this Article VIII shall survive the Closing Date and shall remain in full force and effect for one year thereafter, at which time all such claims shall terminate except such claims as the parties may have to the amounts held by the Escrow Agent pursuant to the terms of the Escrow Agreement; provided, however, that the representations and warranties set
                  --------  -------
forth in Section 3.8 relating to tax matters, Section 3.15 relating to employee benefits matters and Section 3.16 relating to environmental matters shall survive for the length of the applicable statute of limitations.

          8.6. Threshold; Deductible; Maximum.  No HDA Indemnified Person or
               ------------------------------
Certified Power Indemnified Person shall be entitled to any recovery in accordance with this Article VIII unless and until the amount of such Losses suffered, sustained or incurred by such party, or to which such party becomes subject, by reason of such inaccuracy, breach or nonfulfillment exceeds $50,000 and then only to the extent of such excess. The maximum aggregate amount to be paid under this Article VIII by Certified Power or HDA shall not exceed the Purchase Price.

          8.7. Sole and Exclusive Remedy.  The indemnification obligations of
               -------------------------
Certified Power and HDA under this Article VIII shall constitute the sole and exclusive remedies of Certified Power or HDA, respectively, for the recovery of money damages with respect to any and all claims sounding in contract arising out of or in connection with this Agreement, except for any claims for fraud, willful misconduct or intentional misrepresentation. The terms of this Section
8.7 shall not be construed as limiting in any way whatsoever any remedy other than for the recovery of money damages to which Certified Power or HDA may be entitled.

          8.8. Notice and Opportunity to Defend.  If a claim for Losses (a
               --------------------------------
"Claim") is to be made by a party seeking indemnification hereunder, such party seeking indemnification (the "Indemnitee") shall notify the party obligated to provide indemnification (the "Indemnitor") promptly. If such event involves (a) any claim or (b) the commencement of any action or proceeding by a third person, the Indemnitee shall give the Indemnitor written notice of such claim or the commencement of such action or proceeding. Delay or failure to so notify the Indemnitor shall only relieve the Indemnitor of its obligations to the extent, if at all, that it is prejudiced by reasons of such delay or failure. The Indemnitor shall have a period of 30 days within which to respond thereto. If the Indemnitor accepts responsibility or does not respond within such 30-day period, then the Indemnitor shall be obligated to compromise or defend, at its own expense and by counsel chosen by the Indemnitor, such matter, and the Indemnitor shall provide the Indemnitee with such assurances as may be reasonably required by the Indemnitee to assure that the Indemnitor will assume and be responsible for the entire liability at issue, subject to the limitations set forth in Sections 8.5 and 8.6 hereof. If the Indemnitor fails to assume the defense of such matter within said 30-day period, the Indemnitee against which such matter has been asserted will (upon delivering notice to such effect to the Indemnitor) have the right to undertake, at the Indemnitor's cost and expense, the defense, compromise or settlement of such matter on behalf of the Indemnitee. The Indemnitee agrees to cooperate fully with the Indemnitor and its counsel in the defense against any such asserted liability. In any event, the Indemnitee shall have the right to participate at its own expense in the defense of such asserted liability. Any compromise of such asserted liability by the Indemnitor shall require the prior written consent of the Indemnitee, which consent will not be unreasonably withheld and in the event the Indemnitee defends any such asserted liability, then any compromise of such asserted liability by the Indemnitee shall require the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld.

          8.9. Indemnification Payments.  At the Closing, HDA will deliver by
               ------------------------
wire transfer of immediately available funds $350,000 (Three Hundred Fifty Thousand Dollars) of the Estimated Purchase Price to the Escrow Agent to be held by the Escrow Agent for one year pursuant to the terms of the Escrow Agreement and to serve as partial security for the indemnification obligations of Certified Power under this Agreement. Any indemnification obligations of Certified Power under this Article VIII shall be first satisfied by amounts held by the Escrow Agent pursuant to the terms of the Escrow Agreement.

                                  ARTICLE IX.
                                 MISCELLANEOUS

          9.1. Expenses.  HDA shall pay all costs and expenses incurred by it on
               --------
its behalf, and Certified Power shall pay all costs and expenses incurred by Certified Power or the Business on Certified Power's or the Business' behalf, in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of their financial consultants, accountants and legal counsel.

          9.2. Notices.  All notices, requests, demands and other communications
               -------
given hereunder (collectively, "Notices") shall be in writing and delivered personally or by overnight courier to the Parties at the following addresses or sent by telecopier or telex, with confirmation received, to the telecopy specified below:

     If to Certified Power, at

          Certified Power, Inc.
          970 Campus Drive
          Mundelein, Illinois  60060
          Attn.: Jerry W. Bost
          Telecopy No.:  (847) 573-3834

     With a Copy to:

          Rice Partners II, L.P.
          c/o Rice Sangalis Toole & Wilson
          5847 San Felipe, Suite 4350
          Houston, Texas 77057
          Attn.: Don K. Rice
          Telecopy No.: (713) 783-9750

     And:

          Patton Boggs LLP
          Suite 900
          2200 Ross Avenue
          Dallas, Texas 75201
          Attn.: James C. Chadwick
          Telecopy No.: (214) 758-1575

     If to HDA:

          HDA Parts System, Inc.
          520 Lake Cook Road
          Deerfield, Illinois 60015
          Attn.:  John J. Greisch
          Telecopy No.:  (847) 444-1096

     With a Copy to:

          Brentwood Associates
          11150 Santa Monica Boulevard
          Suite 1200
          Los Angeles, California  90025
          Attn.:  Christopher A. Laurence
          Telecopy No.:  (310) 477-1011

     And:

          Jones, Day, Reavis & Pogue
          77 West Wacker
          Chicago, Illinois  60601
          Attn.:  Timothy J. Melton
          Telecopy No.:  (312) 782-8585

          All Notices shall be deemed delivered when actually received if delivered personally or by overnight courier, sent by telecopier or telex (promptly confirmed in writing), addressed as set forth above. Each of the Parties shall hereafter notify the other in accordance with this Section 9.2 of any change of address or telecopy number to which notice is required to be mailed.

          9.3. Counterparts.  This Agreement may be executed simultaneously in
               ------------
one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

          9.4. Entire Agreement.  This Agreement and the Ancillary Agreements
               ----------------
constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior negotiations, agreements and understandings, whether written or oral, of the Parties.

          9.5. Headings.  The headings contained in this Agreement and in the
               --------
Schedules and Exhibits hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          9.6. Assignment; Amendment of Agreement.  This Agreement shall be
               ----------------------------------
binding upon the respective successors and assigns of the Parties hereto. This Agreement may not be assigned by any Party hereto without the prior written consent of the other Party hereto; provided, however, that (a) neither party may unreasonably withhold its consent to an assignment by the other party of its rights under this Agreement to one of its affiliates and (b) Certified Power may grant a security interest in its rights hereunder to the lender under its existing credit facilities provided that such rights are expressly subject to HDA's rights hereunder. This Agreement may be amended only by written agreement of the Parties hereto, duly executed and delivered by an authorized representative of each of the Parties hereto.

          9.7. Governing Law.  This Agreement shall be governed by and construed
               -------------
and enforced in accordance with the internal laws of the State of Illinois applicable to contracts made in that State, without giving effect to the conflicts of laws principles thereof.

          9.8.  Further Assurances.  Each Party agrees that it will execute and
                ------------------
deliver, or cause to be executed and delivered, on or after the date of this Agreement, all such other instruments and will take all reasonable actions as may be reasonably necessary in order to consummate the transactions contemplated hereby, and to effectuate the provisions and purposes hereof.

          9.9.  No Third-Party Rights.  This Agreement is not intended, and
                ---------------------
shall not be construed, to create any rights in any parties other than HDA or Certified Power, and no person shall assert any rights as third-party beneficiary hereunder.

          9.10. Non-Waiver.  The failure in any one or more instances of a Party
                ----------
hereto to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said Party of any breach of any of the terms, covenants or conditions of this Agreement shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

          9.11. Severability.  If any term or other provision of this Agreement
                -----------
is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

          9.12. Incorporation of Exhibits and Schedules.  The Exhibits and
                --------------------------------------
Schedules hereto are incorporated into this Agreement and shall be deemed a part hereof as if set forth herein in full. References herein to "this Agreement" and the words "herein," "hereof" and words of similar import refer to this Agreement (including its Exhibits and Schedules) as an entirety. In the event of any conflict between the provisions of this Agreement and any such Exhibit or Schedule, the provisions of this Agreement shall control.

          9.13. Knowledge.  As used herein, to the "knowledge" or "best
                --------
knowledge" or similar phrase means actual knowledge, after reasonable inquiry, of Jerry W. Bost, John Brignon and Joe Gears.

                           [Signature Page Follows]

          IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the day and year first above written.


                                   HDA PARTS SYSTEM, INC.

                                   By:_________________________
                                   Name:_______________________
                                   Title:______________________

                                   CERTIFIED POWER, INC.

                                   By:_________________________
                                   Name:_______________________
                                   Title:______________________

                                    ANNEX A


     "Assets" shall mean all of the right, title and interest in and to the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal and constituting or used in the Business in which Certified Power has any interest on the Closing Date that is reflected on the Closing Balance Sheet; provided, however, that the following rights, titles and
                       --------  -------
interests of Certified Power shall be excluded from the definition of Assets (the "Excluded Assets"):

     (a)  all cash;

     (b) all assets and rights of any kind constituting or used in Certified Power's product lines not identified on the attachment to this Annex A;

     (c) all rights that relate to Certified Power's product lines identified on the attachment to this Annex A other than those rights that constitute or are used in the Business;

     (d) all insurance policies and proceeds and rights arising out of such policies relating to the Excluded Assets;

     (e) all records prepared in connection with the sale of the Business (including bids from third parties);

     (f) all rights (including Tax and other refunds and claims thereto) relating to the Excluded Liabilities;

     (g)  all nonassignable Licenses and Permits;

     (h)  any HD America, Inc. rebates earned prior to January 1, 1999;

     (i)  any stock or other equity interests in HD America, Inc; and

     (j) all rights, title and interest in and to the name "Certified Power, Inc." and any abbreviation or variations thereof, any applications and registrations therefor and any tradenames, trademarks, service marks, logos, drawings, designs, artwork or similar rights and interests pertaining thereto.

                                      A-1